Exhibit 3.2(a)

AMENDMENT
TO
FOURTH AMENDED AND RESTATED
BYLAWS
OF
CASEY’S GENERAL STORES, INC.

Pursuant to action of the Board of Directors of Casey’s General Stores, Inc. (the “Company”) on September 5, 2019, the Fourth Amended and Restated Bylaws of the Company are hereby amended by deleting present Article III, Section 14, subsection (b), and re-lettering the remaining subsections accordingly, with such amendment resulting in the following Article III, Section 14:

Section 14.    Committees of Directors. (a) The Board may, by resolution adopted by a majority of the whole Board, designate from among its members one or more committees, each committee to consist of two or more of the Directors of the Corporation, which, to the extent provided in the resolution, shall have and may exercise the powers of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board.

(b)    The Board shall have an audit committee meeting the independence and experience requirements set forth in Rule 10A-3 under the Exchange Act and in the listing standards of the principal exchange on which the Common Stock of the Company is traded, if any, in each case as of the date of these Bylaws, for membership on the audit committee of the Board, including any transition rules that may apply. The audit committee shall establish, and the Board shall authorize and approve, a written audit committee charter in accordance with the rules of the principal exchange on which the Common Stock of the Company is traded, if any, as amended from time to time.

(c)    The Board shall have a compensation committee meeting the independence requirements set forth in the listing standards of the principal exchange on which the Common Stock of the Company is traded, if any, as of the date of these Bylaws, for membership on the compensation committee of the Board, including any transition rules that may apply. The compensation committee shall establish, and the Board shall authorize and approve, a written compensation committee charter in accordance with the rules of the principal exchange on which the Common Stock of the Company is traded, if any, as amended from to time.

(d)    The Board shall have a nominating and governance committee meeting the independence requirements set forth in the listing standards of the principal exchange on which the Common Stock of the Company is traded, if any, as of the date of these Bylaws, for membership on the nominating and governance committee of the Board, including any transition rules that may apply. The nominating and governance committee shall establish, and the Board shall authorize and approve, a written nominating and governance committee charter in accordance with the rules of the principal exchange on which the Common Stock of the Company is traded, if any, as amended from time to time.

(e)    Unless the Board shall otherwise provide, a majority of the members of any committee may fix the time and place of the committee’s meetings and may determine its action. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 8 of this Bylaw. Any member of a committee may waive notice of any meeting and no notice of any meeting need be given to any member thereof who attends in person. The notice of a meeting of a committee need not state the business proposed to be transacted at the meeting. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any committee.

(f)    A majority of the members of a committee shall constitute a quorum for the transaction of business at any meeting thereof, and action of a committee must be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

The foregoing amendment shall be in full force and effect from and after September 5, 2019.

CASEY'S GENERAL STORES, INC.

(SEAL)	By:	/s/ Julia L. Jackowski
Julia L. Jackowski
Senior Vice President, Corporate General
Counsel and Secretary

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